Exhibit 99.1

LOWRANCE NEWS

For Immediate Release	Company Contact:	Investor Contact:
	Douglas J. Townsdin	Berkman Associates
	Chief Financial Officer	(310) 277-5162
	(918) 437-6881	info@BerkmanAssociates.com

Lowrance Third Quarter Net Income Jumps 52% to
$6,685,000, or $1.68 Per Share, on 43% Sales Gain

Declares Special Dividend of $0.25 Per Common Share

     TULSA, OKLAHOMA, May 13, 2004 . . . LOWRANCE ELECTRONICS, INC. (NASDAQ:LEIX) today announced that net income for the third quarter ended April 30, 2004 increased 52% to a record $6,685,000, or $1.68 per diluted share, compared to $4,407,000, or $1.13 per diluted share, in the same period last year. Net sales increased 43% to a record $46,296,000, compared to $32,414,000 in the third quarter last year.

     For the nine months ended April 30, 2004, net income increased 88% to $6,751,000, or $1.70 per diluted share, compared to $3,595,000, or $0.93 per diluted share, in the same period last year. Net sales for the nine month period increased 30% to $84,800,000 compared to $65,083,000 a year earlier.

     “Record third quarter sales and net income were driven by the introduction of more than 30 new products this year, including: SONAR; combination SONAR/GPS mapping; aviation GPS mapping; and hand-held and fixed-mount GPS mapping products. Higher sales across this expanded product line produced a 45% gross margin for the quarter, consistent with our expectations. Profitability continued to improve, despite a 30% increase in research and development expenses to accelerate new products and features to the market. Our record third quarter sales underscore the success of Lowrance’s product development strategy,” said Darrell Lowrance, president and CEO.

     The Company’s Board of Directors declared a special dividend on May 12, 2004 of $0.25 per common share, payable on May 26, 2004 to shareholders of record on May 24, 2004.

     Lowrance noted that the Company commenced the fourth quarter with backlog of $6,800,000, a 45% increase over backlog of $4,700,000 at April 30, 2003. “The increase in inventories to $22,967,000 at April 30, 2004, compared to $20,128,000 at April 30, 2003, will enable the Company to respond to customer demand,” said Lowrance.

About Lowrance Electronics

     Lowrance Electronics, Inc. (www.lowrance.com) designs and manufactures SONAR and GPS products, digital mapping systems and other accessories under the brand names “Lowrance,” and “Eagle” Electronics. These products are primarily used for boating, fishing, hunting, and other outdoor activities as well as in general aviation and automotive navigation applications.

This press release may include certain statements concerning expectations for the future that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Company’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

(tables attached)

#3589

LOWRANCE ELECTRONICS, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(000s Omitted, Except for per Share Data) (Unaudited)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2004	2003	2004	2003
Net Sales	$46,296	$32,414	$84,800	$65,083
Cost of Sales	25,640	16,296	49,029	37,113

Gross Profit	20,656	16,118	35,771	27,970
Operating Expenses:
Selling and administrative	9,189	7,812	21,226	18,438
Research and development	1,316	1,014	3,760	3,025

Total Operating Expenses	10,505	8,826	24,986	21,463

Operating Income	10,151	7,292	10,785	6,507

Other Expenses:
Interest expense	187	237	558	757
Other, net	48	15	210	23

Total Other Expenses	235	252	768	780

Income Before Income Taxes	9,916	7,040	10,017	5,727
Provision for Income Taxes	3,231	2,633	3,266	2,132

Net Income	$6,685	$4,407	$6,751	$3,595

Net Income per Share
Basic	$1.78	$1.17	$1.79	$0.96

Diluted	$1.68	$1.13	$1.70	$0.93

Weighted Average Common Shares Outstanding
Basic	3,761	3,761	3,761	3,761

Diluted	3,982	3,902	3,975	3,879

Dividends	—	—	940	—

Other Comprehensive Income, Net of Tax:
Net income	$6,685	$4,407	$6,751	$3,595
Foreign currency translation adjustment	(66)	119	155	210

Comprehensive Income	$6,619	$4,526	$6,906	$3,805

LOWRANCE ELECTRONICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	April 30,	April 30,	July 31,
	2004	2003	2003
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,193	$986	$1,206
Trade accounts receivable, less allowances	21,554	16,352	8,431
Inventories	22,967	20,128	15,941
Current deferred income taxes	1,789	1,139	894
Prepaid expenses	1,360	1,030	1,290

Total Current Assets	48,863	39,635	27,762
Property, Plant and Equipment, net	9,745	7,104	7,593
Other Assets	64	49	62

	$58,672	$46,788	$35,417

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$1,842	$1,846	$2,061
Accounts payable	8,586	6,243	2,951
Accrued liabilities:
Compensation and benefits	2,988	2,240	2,704
Product costs	2,291	1,240	1,004
Accrued taxes	2,312	812	—
Other	1,181	1,707	893

Total Current Liabilities	19,200	14,088	9,613
Long-Term Debt, less current maturities	12,965	14,282	5,825
Deferred Income Taxes	992	254	430
Stockholders’ Equity:
Common stock, $.10 par value, 10,000,000 shares authorized, 3,761,196 shares issued and outstanding	377	377	377
Paid-in capital	7,073	7,073	7,073
Retained earnings	17,943	10,796	12,132
Accumulated other comprehensive income (loss)	122	(82)	(33)

Total Stockholder’s Equity	25,515	18,164	19,549

	$58,672	$46,788	$35,417